Viacom Inc. and Subsidiaries
                      Computation of Net Earnings Per Share

                                                                       Year ended December 31,
                                                                 -----------------------------------
                                                                   1996          1995        1994
                                                                 ---------     ---------   ---------
(In millions, except per share amounts)
Earnings:
Earnings from continuing operations .......................      $   170.7     $   150.5     $  77.0

Cumulative convertible preferred stock dividend requirement           60.0          60.0        75.0
                                                                 ---------     ---------     -------
Earnings from continuing operations attributable to
   common stock ...........................................          110.7          90.5         2.0
Earnings (loss) from discontinued
   operations, net of tax .................................          (52.0)         72.0        33.0
Net gain on discontinued operations, net of tax............        1,129.2          --          --
Extraordinary loss, net of tax ............................           --            --         (20.4)
                                                                 ---------     ---------     -------
Net earnings ..............................................      $ 1,187.9     $   162.5     $  14.6
                                                                 =========     =========     =======

Primary Computation:
   Shares:
   Weighted average number of common shares outstanding              364.0         362.4       207.6
   Common shares potentially issuable in connection with:
      Stock options and warrants ..........................            3.4           8.3         2.6
      Variable common rights (1) ..........................           --             4.4         4.0
      Contingent value rights (2) .........................           --            --           5.8
                                                                 ---------     ---------     -------
   Weighted average common shares and common
      share equivalents ...................................          367.4         375.1       220.0
                                                                 =========     =========     =======

Net earnings per common share:
Earnings from continuing operations .......................      $    0.30     $    0.24     $   .01
Earnings (loss) from discontinued operations,
  net of tax ..............................................          (0.14)         0.19         .15
Net gain on discontinued operations, net of tax ...........           3.07          --          --
Extraordinary loss, net of tax ............................           --            --          (.09)
                                                                 ---------     ---------     -------
Net earnings ..............................................      $    3.23     $    0.43     $   .07
                                                                 =========     =========     =======

Fully Diluted Computation:
   Shares:
   Weighted average number of common shares
      outstanding .........................................          364.0         362.4       207.6
   Common shares potentially issuable in connection
      with:
      Stock options and warrants ..........................            3.5           8.6         3.0
      Variable common rights (1) ..........................           --             4.5         4.0
      Contingent value rights (2) .........................           --            --           5.8
      Preferred Stock (3) .................................           --            --          --
                                                                 ---------     ---------     -------
   Weighted average common shares and common
      share equivalents ...................................          367.5         375.5       220.4
                                                                 =========     =========     =======

Net earnings per common share:
Earnings from continuing operations .......................      $    0.30     $    0.24     $   0.1
Earnings (loss) from discontinued operations,
   net of tax .............................................          (0.14)         0.19         .15
Net gain on discontinued operations, net of tax ...........           3.07          --          --
Extraordinary loss, net of tax ............................            --           --         (0.09)
                                                                 ---------     ---------     -------
Net earnings ..............................................      $    3.23     $    0.43     $  0.07
                                                                 =========     =========     =======

(1) The variable common rights (the "VCRs") matured on September 29, 1995. The Company issued approximately 6.1 million shares of Viacom Inc. Class B Common Stock, or .022665 of a share of Viacom Inc. Class B Common Stock per VCR, to settle its obligation under the VCRs.

(2) The contingent value rights (the "CVRs") matured on July 7, 1995. The Company paid approximately $81.9 million in cash of approximately $1.44 pen CVR to settle its obligation.

(3) For the years ended December 31, 1996, 1995, and 1994, the assumed conversion of preferred stock had an anti-dilutive effect on earnings per share, resulting from the assumed reduction in preferred stock dividends, and therefore was excluded from the fully diluted earnings per share calculation.